PERFORMANCE CALCULATION

                           COLONIAL STRATEGIC INCOME FUND - CLASS C

                                     Fiscal Year End: 12/31/97

                                       Inception Date: 7/1/97



                                        SINCE INCEPTION
                                       7/1/97 TO 12/31/97

                                 Standard               Non-Standard


Initial Inv.                     $1,000.00               $1,000.00

Amt. Invested                    $1,000.00               $1,000.00
Initial NAV                          $7.24                   $7.24
Initial Shares                      138.122                 138.122

Shares From Dist.                     5.407                   5.407
End of Period NAV                    $7.32                   $7.32

CDSC Rate                             1.00%
Total Return                          4.06%                   5.06%

Average Annual
Total Return                           N/A                     N/A